Exhibit 23a1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (this "Registration Statement") of Fortune Brands, Inc. ("Registrant"), and the prospectus related hereto, of our report dated February 3, 1999 relating to the consolidated financial statements, appearing in the 1998 Annual Report to Stockholders of Registrant, which is incorporated by reference in Registrant's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 3, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.



PRICEWATERHOUSECOOPERS LLP


New York, New York
February 1, 2000